Exhibit 10.33

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (the “Agreement”) is made this 22nd day of December, 2006 (the “Agreement Date”) by LV ASSOCIATES, L.P., a Pennsylvania limited partnership (the “Seller”) and VIROPHARMA INCORPORATED, a Delaware corporation (the “Buyer”).

BACKGROUND

A. Seller is the owner of that certain lot or parcel of ground known as 397 Eagleview Boulevard, located in Uwchlan Township, Chester County, Pennsylvania (the “Overall Premises”), which Overall Premises is depicted on the plan attached hereto as Exhibit “A” (the “Plan”). The Overall Premises is currently improved with an office building containing approximately 32,000 square feet of space (the “Existing Building”) with related parking areas and site improvements (together with the Existing Building, the “Existing Improvements”).

B. Seller intends to subject the Overall Premises to a condominium regime (the “Condominium”) pursuant to a Declaration of Condominium of Lot 8 Condominium, a copy of which is attached hereto as Exhibit “B” (the “Declaration”). Pursuant to the Declaration, Seller, as “Declarant”, will create two (2) condominium units, one (1) unit being the footprint of the Existing Building and all improvements constructed thereon, and the second unit being the building footprint of an additional building to be constructed by Seller. The balance of the Overall Premises will be “common elements” to be maintained and operated by the condominium association to be created pursuant to the Declaration.

C. Seller desires to sell to the Buyer the condominium unit containing the Existing Building, together with such unit’s percentage interest in the common elements of the Condominium (the “Premises”), and Buyer desires to acquire the Premises from Seller, upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. SALE OF PREMISES. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, the Premises.

All units in the Condominium will be restricted under the Declaration to non residential use. Based on this intent, Buyer hereby waives all rights under Chapter 34 of the Pennsylvania Revised Uniform Condominium Act (68 Pa. C.S.A., §3401 through §3414) including, without limitation, the right to (i) receive a public offering statement containing the information described in Section 3402 of the Act, (ii) require Seller to place the deposit monies in escrow in accordance with Section 3408 of the Act, and (iii) any of the warranties described in Section 3411 of the Act. It is understood and agreed by Buyer that, until the first recorded conveyance of a unit in the Condominium from Seller to any third party, Seller shall have the right, acting alone, to amend any of the Condominium Documents, provided Seller must first obtain Buyer’s consent, which shall not be unreasonably withheld, delayed or conditioned, if such amendment will materially and adversely affect the rights of Buyer.

2. PURCHASE PRICE. Buyer shall pay in exchange for the Premises Seven Million Six Hundred Fifty Thousand Dollars ($7,650,000.00) (the “Purchase Price”).

3. MANNER OF PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid in the following manner:

A. Deposit. On or before January 2, 2007, Buyer shall deliver to Seller’s attorney, Kaplin Stewart (the “Escrow Agent”), a deposit in the amount of Two Hundred Fifty Dollars ($250,000.00) (the “Deposit”). The Deposit shall be held by the Escrow Agent in a non-interest bearing attorney trust account until consummation or termination of this Agreement. If the Closing is completed hereunder, on the Closing Date the Escrow Agent shall pay the Deposit to Seller, which sum shall be credited against the Purchase Price at Closing.

B. Security Deposit. Buyer is currently a tenant at the Premises under a lease with Seller. At Closing, Seller shall either refund any existing security deposit paid by Buyer under such lease, or credit the same against the Purchase Price.

C. Payment of Balance of Purchase Price. At the Closing, Buyer shall pay to Seller the Purchase Price (subject to adjustments and apportionments set forth in this Agreement and less the Deposit and any security deposit as provided in B. above) by wire transfer of immediately available federal funds.

4. INVESTIGATION.

A. Buyer shall have a period commencing on the date hereof and expiring at 5:00 P.M. Eastern Standard Time on the date that is twenty-two (22) days after the date of this Agreement (such period being referred to herein as the “Investigation Period”) to inspect and/or cause one or more surveyors, attorneys, engineers, architects, environmental consultants and/or other experts of the Buyer’s choice to inspect, examine, survey, appraise and otherwise do that which, in the reasonable opinion of the Buyer, is necessary for the Buyer to satisfy itself with regard to the physical condition of the Premises (the “Investigations”); provided, however, that in no event may Buyer conduct any drilling, boring, test pits or other invasive tests or studies, nor may Buyer perform any tests or studies that will damage all or any part of the Premises, without the express prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. If at any time prior to the expiration of the Investigation Period the Buyer determines that it is not satisfied with the results of the Investigations, in Buyer’s sole discretion, and notifies the Seller in writing of its election to terminate this Agreement prior to the end of the Investigation Period, this Agreement shall automatically become null and void, the Escrow Agent shall return the Deposit to Buyer, and all of the parties to this Agreement shall be released from any and all further obligation or liability hereunder, other than obligations that expressly survive termination of this Agreement. Notwithstanding the foregoing, if Buyer terminates this Agreement for any reason, including the reasons set forth in this Section 4, as a condition to Escrow Agent’s return of the Deposit, Buyer shall deliver to Seller, at no cost to Seller, true and complete copies of all surveys, plans, reports (title, environmental, engineering etc.) and other materials prepared by third parties on behalf of Buyer in connection with its acquisition of the Premises, other than documents prepared by legal counsel.

B. Conditions of Entry. Prior to entry upon the premises as permitted by this Section 4, or under another provision of this Agreement, Buyer shall obtain, and shall maintain so long as Buyer intends to enter upon the Premises, commercial general liability insurance coverage, on an occurrence basis, for damage to property and injury to persons, including death, with minimum limits of $2,000,000.00 for each type of coverage. Seller and any lenders holding mortgages encumbering the Overall Premises shall be named as additional insureds under such coverage and Buyer shall furnish Seller with certificates evidencing such coverage upon request. In addition, Buyer agrees to repair any physical damage to the Premises caused by the Buyer’s or the Buyer’s agents’, representatives’ or employees’ entry onto the Premises. Buyer shall give

Seller not less than one (1) business day advance written notice by facsimile of its intent to enter upon the Premises. Buyer shall use its best efforts to not interrupt the operation or conduct of any business or activity on the Premises or Overall Premises, and Buyer’s rights shall be subject to the rights of all tenants under leases affecting the Overall Premises. Buyer agrees to indemnify and hold the Seller harmless from and against any and all expenses, claims, losses, costs and liabilities (including reasonable attorneys fees) arising from, caused by or incurred in connection with the Buyer’s entry onto the Premises or Overall Premises. The foregoing indemnity and hold harmless agreement shall survive Closing or the termination of this Agreement.

C. Delivery of Materials. Within three (3) business days after the Agreement Date, Seller shall deliver to Buyer, without representation or warranty, a copy of Seller’s existing survey and environmental report for the Overall Premises.

5. TITLE.

A. Title Report. Within twenty (20) days after the Agreement Date, Buyer shall (i) obtain a title report and commitment to issue an owner’s policy of title insurance with respect to the Premises (the “Title Report”) from a title company licensed in Pennsylvania and selected by Buyer (the “Title Company”), (ii) upon receipt of the Title Report, furnish to Seller a copy thereof together with copies of any matters which are listed as exceptions on the Title Report, and (iii) notify Seller in writing of any conditions, defects, liens, encumbrances or other items appearing as exceptions in the Title Report which are unsatisfactory to Buyer (hereinafter referred to as “Title Objections”). Within ten (10) days after receipt of the Title Objections, Seller shall notify Buyer of which Title Objections Seller is unable or unwilling to cure (the “Response Notice”). Within ten (10) days after receipt of the Response Notice, Buyer shall either (1) waive such Title Objections that Seller is unable or unwilling to cure or (2) terminate this Agreement by giving written notice thereof to Seller, in which event the Escrow Agent shall refund the Deposit to Buyer, this Agreement shall be null and void and neither of the parties shall have any further obligations or liability under this Agreement. Failure to give notice of either election shall constitute Buyer’s waiver of the Title Objections.

B. Status of Title. The Premises are to be conveyed free and clear of any liens, encumbrances, easements, restrictions and agreements, excepting only the Permitted Exceptions (hereinafter defined). Seller shall furnish such customary title affidavits as the Title Company may reasonably require for the removal of standard title objections that are customarily removed by such affidavits. Permitted Exceptions as used herein shall mean (i) any exceptions originally appearing in the Title Report which are not objected to in writing by Buyer to Seller or which are objected to, but such objection is thereafter waived or deemed waived, (ii) such matters that would be disclosed by an accurate survey of the Premises, (iii) real estate taxes not yet due and payable, (iv) the terms of any applicable laws, ordinances or other legal requirements, (v) the standard pre-printed exceptions in the Title Report and (vi) the Declaration. Seller shall not make any material modifications to the Declaration without the prior written consent of Buyer.

C. Inability to Convey Title. If Seller is unable to convey title at Closing in accordance with the requirements of this Agreement, Buyer shall have as its exclusive remedy the option:

(1) Of taking such title to the Premises as Seller is able to convey without abatement of the Purchase Price; or

(2) Of terminating Buyer’s obligations under this Agreement, in which event the Escrow Agent shall refund the Deposit to Buyer and this Agreement shall be null and void and neither party shall have any further obligations hereunder.

6. CLOSING. Closing on the sale of the Premises to Buyer (herein referred to as “Closing”) shall be held at Seller’s offices, within ten (10) days after written notice by Buyer to Seller, but not later than the date that is fifteen (15) days after the end of the Investigation Period (the “Closing Date”).

7. POSSESSION. Possession of the Premises shall be given on the Closing Date by special warranty deed executed and delivered by Seller conveying fee simple title to the Premises subject to the Permitted Exceptions.

8. TENDER WAIVED. Formal tender of an executed deed and purchase money is hereby waived.

9. APPORTIONMENTS. At Closing, the following apportionments shall be made: (i) real estate taxes shall be apportioned on a per diem basis on the basis of the fiscal or calendar year of each taxing authority. If the Premises is not separately assessed at Closing, the real estate taxes assessed on the land comprising the Overall Premises shall be allocated on a per acre basis, and the real estate taxes allocated to the Premises shall be prorated as provided above, and the real estate allocated to improvements shall be allocated entirely to the Premises and shall be prorated as provided above; (ii) any water, sewer or other utility charges assessed against or incurred with respect to the Premises shall be apportioned on a per diem basis; (iii) all real estate transfer taxes imposed by any governmental body or bodies shall be borne equally by Buyer and Seller and (iv) rents received by Seller from Buyer for the month in which Closing occurs.

10. REPRESENTATIONS AND WARRANTIES.

A. Representations and Warranties of Seller.

(1) In order to induce Buyer to enter into this Agreement and purchase the Premises, Seller hereby warrants and represents to Buyer that Seller has full power and authority to enter into and fulfill its obligations under this Agreement and to consummate the sale of the Premises and the execution, delivery and performance of this Agreement by Seller constitutes a valid and binding obligation of Seller in accordance with its terms. No consent, waiver or approval by any other party is required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of the obligations to be performed by it under this Agreement or any instrument contemplated hereby. Neither the entering into of this Agreement nor the completion of such sale will constitute a violation or breach by Seller of any contract or other instrument to which Seller is a party or to which Seller is subject or by which any of Seller’s assets or properties may be affected, or of any judgment, order, writ, injunction or decree issued against or imposed upon Seller, nor will the said sale result in a violation of any applicable law, order, rule, or regulation of any governmental authority.

(2) Seller has not received written notice of any condemnation proceedings pending or proposed with regard to the Premises.

(3) Seller has not received any written notices of violations of any applicable ordinances, regulations, or other laws with respect to the Premises which are uncorrected as of the Agreement Date.

(4) Excepting the lease with Buyer, there are no contracts or agreements (including, without limitation service contracts and/or management agreements), that affect the Premises and that can not be terminated as of Closing. All contracts affecting the Premises, other than Permitted Exceptions, shall be terminated as of Closing.

(5) Seller has not received written notice of any assessments for public improvements against the Premises which are unpaid by the Seller.

(6) Seller has not received written notice of any action, proceeding, litigation or investigation pending or threatened against Seller or the Premises, that arises out of the ownership or leasing of the Premises or that may affect the use, occupancy or operation of the Premises for its present purpose, or affect the ability of Seller to perform its obligation under this Agreement, or which questions the validity or enforceability of this Agreement.

(7) Seller represents and warrants that (a) Seller and, to Seller’s actual knowledge, each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person,” (b) to Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), and (c) to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

The foregoing representations and warranties shall survive Closing for a period of one hundred eighty (180) days. To the extent that Buyer knows or is deemed to know prior to the expiration of the Investigation Period that any of Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be. If after the expiration of the Investigation Period but prior to the Closing, Buyer obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In such event, Seller shall have the right (but not the obligation) to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure. If Seller is unable to so cure any misrepresentation or breach of warranty, then Buyer shall have the rights and remedies available to Buyer under Section 16.B. If Buyer completes Closing notwithstanding Buyer having knowledge that any of Seller’s representations or warranties are not correct, Buyer shall be deemed to have waived and released any rights with respect to the inaccuracy of such representation or warranty.

B. Representations and Warranties of Buyer. In order to induce Seller to enter into this Agreement, Buyer hereby warrants and represents to Seller that (1) Buyer has the full power and authority to enter into and fulfill its obligations under this Agreement, (2) the execution of this Agreement by Buyer constitutes the valid and binding obligation of Buyer in accordance with its terms, (3) the individuals executing this Agreement on behalf of Buyer have been duly and properly authorized to do so and (4) Buyer is not a “plan” which is subject to nor a “fiduciary” of any such “plan” nor an entity a holding “plan assets” of any such “plan” (as those terms are defined under ERISA) nor an entity whose assets are deemed to be “plan assets” under ERISA. Seller shall not have any obligation to close the transaction contemplated by this Agreement if the transaction for any reason constitutes a prohibited transaction under ERISA or if Buyer’s representation is found to be false or misleading in any respect.

C. Operations Prior to Closing.

(1) Leases. Seller shall not enter into any new leases or contracts for the Premises without Buyer’s prior written consent, other than the Declaration and related condominium documents.

(2) Maintenance of Premises. Subject to (i) ordinary wear and tear or (ii) damage or destruction from casualty, Seller shall maintain, repair and operate the Premises in accordance with Seller’s customary practices and procedures and in compliance with all applicable laws and ordinances.

11. CLOSING PROCEDURE.

A. Seller’s Closing Documents. At or before the Closing, Seller shall deliver to Buyer, or cause to be delivered to Buyer the following:

(1) A special warranty deed for the Premises, conveying good and marketable title to the Premises, subject to the Permitted Exceptions;

(2) A quit-claim bill of sale for any personal property included in the sale of the Premises.

(3) An assignment and assumption agreement with respect to the lease with Buyer for the Premises, pursuant to which Seller assigns such lease to Buyer, and Buyer assumes all obligations thereunder from and after Closing (the “Lease Assignment”).

(4) Documents of authority of Seller authorizing the transactions contemplated by this Agreement;

(5) Any other documents, instruments, records, correspondence or agreements called for hereunder which have not previously been delivered to Buyer;

(6) Any documents reasonably and customarily requested by Buyer’s Title Company in connection with the sale of the Premises; and

(7) A closing statement executed by Seller.

B. Buyer’s Closing Documents. At or before the Closing, Buyer shall deliver or cause to be delivered to Seller, the following:

(1) The balance of the Purchase Price remaining due at time of Closing;

(2) The Lease Assignment;

(3) The closing statement executed by Buyer;

(4) Documents of authority of Buyer authorizing the transactions contemplated by this Agreement; and

(5) Such other instruments as may be reasonably required by the Title Company or otherwise reasonably required to consummate the purchase of the Premises in accordance with the terms hereof.

12. RECORDING. This Agreement shall not be recorded by either party in any office of public record.

13. CONDEMNATION. If, prior to Closing on the Premises, all or any material part of the Premises is taken by eminent domain proceedings or a notice of any eminent domain proceeding is received by Seller, Seller shall immediately give notice thereof to Buyer and Buyer shall have the right, exercisable in writing within ten (10) days of receipt of such notice to either:

A. Complete the purchase of the Premises in accordance with this Agreement; or

B. Terminate this Agreement, in which event the Deposit shall be returned to Buyer and this Agreement shall be null and void.

Failure to deliver such written notice shall be deemed an election by Buyer to complete the purchase of the Premises. If Buyer elects (or is deemed to have elected) to complete the purchase of the Premises, the purchase shall be completed in accordance with this Agreement under and subject to such taking and all consequences thereof, and without abatement of Purchase Price, except that at Closing Seller shall assign, transfer, and pay to Buyer all rights that Seller has to any of the proceeds of such eminent domain proceedings and all proceeds from such proceedings theretofore received by Seller.

14. FIRE OR CASUALTY. If on or prior to the Closing Date all or any material portion of the Existing Improvements are destroyed or damaged as a result of fire or any other casualty, Seller shall promptly give written notice thereof to Buyer, and Buyer shall have the right, at its sole option, of terminating this Agreement and being released from all liabilities and obligations hereunder, in which event the Deposit shall be refunded to Buyer, whereupon both Seller and Buyer shall be released from any and all further obligation and liability hereunder. Buyer shall deliver written notice of its election to Seller within five (5) calendar days after the date upon which Buyer receives written notice, or otherwise learns, of such damage. If notice of such damage is received by Buyer and it fails to deliver written notice to Seller of its election, such failure shall be deemed an election by Buyer to complete the purchase of the Premises under this Agreement. If Buyer does not terminate this Agreement, or if Buyer does not have the right to terminate this Agreement, the proceeds of any insurance paid between the Agreement Date and the Closing Date, and any deductible under Seller’s casualty insurance policy for the Premises, shall be paid to Buyer on the Closing Date, and Seller shall assign to Buyer all rights

Seller has to any future insurance proceeds arising from such casualty, without in any manner affecting the Purchase Price. For the purposes of this paragraph, a material portion of the Existing Improvements shall be destroyed or damaged as a result of fire or any other casualty if the cost to repair or restore such damage exceeds $250,000.00. Seller shall have no obligation to repair or restore any damaged portion of the Existing Improvements, and if Buyer elects to complete Closing, Buyer shall accept the Existing Improvements subject to all such damage or destruction.

15. REAL ESTATE BROKERS. Buyer and Seller warrants that no finders, real estate brokers or other persons entitled to claim a fee or commission, have interested them in this transaction, and that Buyer and Seller have not had any dealings with any person which may entitle that person to a fee or commission. Buyer and Seller hereby agree to indemnify and hold the other harmless against any losses, costs or expenses (including attorney’s fees) arising out of any claim of any broker or finder in conjunction with this transaction, the obligation for which was incurred by the breaching party. The terms of this Section 15 shall survive the Closing Date.

16. DEFAULT.

A. By Buyer. If Buyer defaults in the performance of any of its obligations hereunder, then as Seller’s sole and exclusive remedy, Seller may terminate this Agreement, whereupon the Deposit shall be paid to Seller and this Agreement shall become null and void and of no further force, and both parties shall be released of further liability and obligations hereunder, and Seller shall have no further remedy, either at law or in equity. The foregoing shall not apply to, and shall not limit Buyer’s obligations or liability under, any indemnities expressly set forth herein given by Buyer to Seller.

B. By Seller. If Seller defaults hereunder, Buyer shall be entitled, as its sole remedies, to either seek specific performance of Seller’s obligations hereunder, or terminate this Agreement and receive a refund of the Deposit.

17. 1445 CERTIFICATION. Seller acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Buyer that withholding of tax is not required upon the disposition of a United States real property interest by Seller, Seller shall deliver on the Closing Date a sworn certification to the effect that Seller is not a non-resident alien for Federal Income Tax purposes.

18. GENERAL PROVISIONS.

A. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns. Buyer shall have no right to assign this Agreement without the prior written consent of Seller.

B. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof. No amendment, waiver or discharge of any provision of this Agreement shall be effective against either party unless that party shall have consented thereto in writing.

C. Governing Law. This Agreement shall be governed, interpreted, and construed in accordance with the laws of the Commonwealth of Pennsylvania.

D. Notices. All notices required or permitted to be given under the terms of this Agreement shall be in writing, sent by Certified Mail, postage prepaid, return receipt requested, or by private carrier guaranteeing next day service and evidenced by written receipt, addressed as follows:

(1)	If to Buyer, addressed as follows:

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, PA 19341

Attn: Vincent Milano

With a copy to:

Matthew Swett, Esquire

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

(2)	If to Seller, addressed as follows:

LV Associates, L.P.

c/o J. Loew & Associates, L.P.

55 Country Club Drive

Suite 200

Downingtown, PA 19335

With a copy to:

Jeffrey L. Silberman, Esquire

Kaplin Stewart Meloff Reiter & Stein, P.C.

350 Six Sentry Parkway

Building 640

Blue Bell, PA 19422

or to such other address or addresses and to the attention of such other person or persons as any of the parties hereto may notify the others in accordance with the provisions of this Agreement.

E. Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

F. Time is of the Essence. Time is of the essence of this Agreement and all of its terms and conditions.

G. Reliance. Buyer acknowledges that Buyer is purchasing the Premises and will purchase the Premises based upon Buyer’s own investigation and not based upon or in reliance on any representation, warranty, statement or assurance of any kind made by Seller, any real estate agent or anyone acting or purporting to act on Seller’s behalf, except those expressly set forth in writing in this Agreement. Buyer shall have no right to rely on any representation or warranty set forth in this Agreement to the extent that Buyer has actual or constructive knowledge that any such representation or warranty may be false or incorrect, or to the extent that the results of Buyer’s investigation, or any other facts or circumstances come to the attention of Buyer prior to the Closing, give Buyer actual or constructive knowledge that any such representation or warranty may be untrue or incorrect.

THE BUYER HEREBY ACKNOWLEDGES AND AGREES, WHICH AGREEMENT SHALL SURVIVE THE CLOSING HEREUNDER, THAT SELLER HAS AFFORDED BUYER FULL AND COMPLETE OPPORTUNITY TO MAKE ITS OWN INVESTIGATION OF THE PREMISES AND OF ALL FINANCIAL AND OTHER MATTERS PERTAINING THERETO, AND THAT BUYER IS ACQUIRING THE PREMISES IN “AS IS” CONDITION AND WITHOUT ANY REPRESENTATIONS AND WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. IN AMPLIFICATION OF THE FOREGOING, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, NOR IS BUYER RELYING ON, ANY WARRANTIES OTHER THAN THOSE WHICH ARE SET FORTH HEREIN, INCLUDING ANY IMPLIED WARRANTY OF HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OF THE EXISTENCE OR NON-EXISTENCE OF PATENT OR LATENT DEFECTS.

Without limiting the above, and subject to the express representations and warranties of Seller contained herein, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Premises including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Premises and the presence of hazardous materials on, under or about the Premises, or (ii) any law or regulation applicable to the Premises, including, without limitation, any environmental law and any other federal, state or local law.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SELLER:

LV ASSOCIATES, L.P.

By:	JRL Properties, Inc., its sole general partner

	By:	Jack R. Loew
Jack R. Loew, President

BUYER:

VIROPHARMA INCORPORATED

By:	Michel de Rosen
Name/Title:	Michel de Rosen, President and CEO

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